Exhibit 99.1

China Shenghuo Pharmaceutical Reports Financial Results for the Third Quarter of 2011

KUNMING, China, November 14, 2011 /PRNewswire - Asia- FirstCall/, 2011 — China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Alternext US: KUN) (“China Shenghuo” or the “Company”), today reported financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights

•	Total revenue was approximately $10.9 million for the third quarter of 2011, an increase of 28% from approximately $8.6 million for the same period of 2010.
•	Gross profit as a percentage of revenues was approximately 64%, as compared to 65 % for the same period of 2010.
•
Net cash provided by operating activities for the nine months ended September 30, 2011 was approximately $2.3 million, an increase of approximately $0.1 million as compared to approximately $2.2 million for the same period of 2010.

•	Net loss attributable to shareholders was $506,454 for the three months ended September 30, 2011 as compared to the net income attributable to shareholders of $787,657 for the same period of 2010.

Sales: Sales for the three months ended September 30, 2011 was approximately $10.9 million, an increase of approximately $2.3 million, or 28%, from approximately $8.6 million for the three months ended September 30, 2010. The increase in sales was primarily due to the Company’s main product Xuesaitong’s sales increasing in Tianjin City and Yunnan Province as Xuesaitong was listed on the PIC list of Tianjin City since the second half year in 2010 and the Company strengthened sales promotion in the provinces and cities where Xuesaitong was listed on their PIC lists, especially Yunnan Province and Tianjin City. The OTC market also contributed part of increase of revenue as the Company also strengthened the OTC market development in 2011.

Cost of goods sold: Our cost of sales for the three months ended September 30, 2011 was approximately $3.9 million, an increase of approximately $0.9 million or 31% from approximately $3.0 million for the three months ended September 30, 2010. The increase in cost of sales was due to the increase of the sales volume and the purchase price of Sanqi which is the main raw material of our main product Xuesaitong. Although we have started to grow Sanqi within the Resort, we will not be able to harvest until 2014 because it has a three year growth cycle. In addition, the Zhonghuang Hotel began trial operation since January 2011 which has contributed approximately $0.5 million to the increase of cost of sales.

Gross profit: Our gross profit for the three months ended September 30, 2011 was approximately $7.0 million as compared with approximately $5.6 million for the three months ended September 30, 2010, an increase of approximately $1.4 million, or 26%. Gross profit as a percentage of revenues was approximately 64% for the three months ended September 30, 2011, a decrease of 1% from 65% for the three months ended September 30, 2010. The slight decrease in gross profit percentage was primarily due to the increase of cost of sales as set forth above.

Selling expense: Selling expenses were approximately $5.2 million for the three months ended September 30, 2011, an increase of approximately $1.4 million, or 36%, from approximately $3.8 million for the three months ended September 30, 2010. The primary reason for the increase in selling expenses was due to increase of sales commission to sales representative in line with the sales increment.

We reimburse the sales representatives their selling and marketing expenses when they submit the appropriate documentation to be reimbursed and their sales are collected. We reimburse the sales representatives their accrued selling expenses when related accounts receivable are collected.

General and administrative expense: General and administrative expenses were approximately $1.4 million for the three months ended September 30, 2011, an increase of approximately $0.5 million, or 53%, from approximately $0.9 million for the three months ended September 30, 2010. The increase was primarily due to the increase of the management’s traveling and conference expenses for expanding our sales channel. In addition, Zhonghuang Hotel began trial operation since January 2011 which has contributed $94,100 to the increase of general and administrative expense.

Research and development expense: Research and development expense for the three months ended September 30, 2011 was $321,297, as compared to $160,795 for the three months ended September 30, 2010, an increase of $160,502. The increase was primarily due to the expenditures in the third quarter of 2011 for outside experts for the Phase I clinical test of Sh1002 which amounted to $168,680.

Other expenses: Other expenses were $592,448 for the three months ended September 30, 2011, which consisted of interest expense and non-operating expense, offset by subsidy income, interest income and non-operating income, a decrease of $890,991, or 298%, from an income of $298,543 for the three months ended September 30, 2010. The decrease was mainly due to an increase in interest expenses occurring and less subsidy income received as compared the same period in 2010.

Income tax benefit (expense): Income tax benefit was $37,949 for the three months ended September 30, 2011 as compared to income tax expense of $118,370 for the three months ended September 30, 2010. The tax benefit was mainly attributable to the medicine segment of the Company and the deferred tax assets benefit from accrued expenses and provisions for inventory.

Net (loss) income attributable to shareholders: Net loss was $506,454 for the three months ended September 30, 2011 as compared to the net income of $787,657 for the three months ended September 30, 2010. The net loss was primarily due to the increase of the cost of raw material, expenses related to the trial operation of Shenghuo Plaza, research and development expense on the Phase I clinical test of Sh1002 in America, operating expenses, interest expense, and less government subsidy income ($1,011 as compared to $492,451 for the prior year period).

The Company expects to receive mortgage financing for its completed Shenghuo Plaza and two office buildings upon obtaining the Building Completion Certificates and the Property Ownership Certificate. This financing should help address the imbalance between the Company’s ratio of current liabilities to current assets and result in an improved balance sheet.

About China Shenghuo
Founded in 1995, China Shenghuo is primarily engaged in the research, development, manufacture, and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently being listed in the 2010 Provincial Insurance Catalogue of sixteen provinces around China. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan.

With the substantial completion of Shenghuo Plaza at the end of 2010, China Shenghuo entered into a new business - the hotel and hospitality business.  Two floors of Shenghuo Plaza are designed to be utilized as 12 Ways Chinese Herbal Beauty Demonstration Center.  The balance of Shenghuo Plaza is used as a business hotel - Zhonghuang Hotel, restaurant and banquet facilities and an entertainment venue.

China Shenghuo is also expanding into the businesses of wellness tourism.  For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement
This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's ability to refinance or repay loans received; the Company's uncertain business condition; the Company's continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company's internal controls over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
China Shenghuo Pharmaceutical Holdings, Inc.
Ms. Shujuan Wang
Secretary of Board of Directors
+86-871-7282698

Investor Relations Contact:
The Trout Group
Mark Xu
+86-15821996861

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in USD)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$3,936,948	$1,669,387
Restricted Cash	314,718	-
Accounts and notes receivable, net of allowance of 2,355,552 and 2,260,505 for 2011 and 2010, respectively	15,895,009	11,531,027
Other receivables, net of allowance of 3,292,772 and 3,159,623 for 2011 and 2010, respectively	4,271,421	4,111,315
Advances to suppliers	590,735	580,168
Inventories	2,102,299	2,599,351
Due from related parties	201,077	190,614
Current deferred tax assets	1,133,114	833,568
Other current assets	135,549	208,111
Total current assets	28,580,870	21,723,541

Property, plant and equipment, net	22,586,801	21,069,139
Other non-current assets	2,395,763	2,554,193
Total assets	$53,563,434	$45,346,873

Liabilities and equity:
Current liabilities:
Accounts payable	$8,643,563	$8,964,404
Other payables and accrued expenses	12,133,317	9,699,857
Sales representative deposits	5,532,182	4,936,429
Due to related parties	-	79,864
Short-term borrowings	16,864,031	5,289,178
Advances from customers	1,337,319	1,158,649
Taxes payable and other current liabilities	1,071,970	881,506
Current portion of long-term borrowings	6,199,940	6,039,833
Total current liabilities	51,782,322	37,049,720
Long-term borrowings	-	6,251,227
Total liabilities	51,782,322	43,300,947
Commitments and contingencies
Equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized and 19,679,400 shares issued and outstanding	1,968	1,968
Additional paid-in capital	6,077,003	6,193,927
Appropriated retained earnings	147,023	147,023
Accumulated deficit	(6,243,196)	(5,940,439)
Accumulated other comprehensive income	1,677,434	1,638,109
Total stockholder's equity	1,660,232	2,040,588
Non-controlling interest	120,880	5,338
Total equity	1,781,112	2,045,926
Total Liabilities and equity	$53,563,434	$45,346,873

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(Amounts in USD, except shares)

	Three Months Ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010

Sales	$10,910,079	$8,551,182	$31,248,165	$23,340,191
Cost of goods sold	3,936,610	2,996,674	11,749,518	7,561,650
Gross profit	6,973,469	5,554,508	19,498,647	15,778,541
Operating expenses:
Selling expenses	5,233,061	3,849,347	14,255,496	11,869,164
General and administrative expenses	1,366,711	894,301	3,638,386	2,493,749
Research and development expense	321,297	160,795	587,871	417,184
	6,921,069	4,904,443	18,481,753	14,780,097
Income from operations	52,400	650,065	1,016,894	998,444
Other income (expenses):
Subsidy income	1,011	492,451	155,753	654,013
Interest and other expense	(593,459)	(193,908)	(1,494,441)	(718,323)
	(592,448)	298,543	(1,338,688)	(64,310)
(Loss) income before income tax	(540,048)	948,608	(321,794)	934,134
Income tax benefit (expense)	37,949	(118,370)	10,786	(141,001)
Net (loss) income	(502,099)	830,238	(311,008)	793,133
Net income (loss) attributable to non-controlling interests	4,355	42,581	(8,252)	34,313
Net (loss) income attributable to stockholders	$(506,454)	$787,657	$(302,756)	$758,820
Comprehensive income (loss):
Net (loss) income	(502,099)	830,238	(311,008)	793,133
Foreign currency translation adjustment	(9,388)	21,221	40,397	26,135
Comprehensive (loss) income:	$(511,487)	$851,459	$(270,611)	$819,268
Comprehensive gain (loss) attributable to non-controlling interests	8,711	42,617	(7,180)	35,444
Comprehensive (loss) income attributable to stockholders	$(520,198)	$808,842	$(263,431)	$783,824
Basic and diluted (loss) earnings per share	$(0.03)	$0.04	$(0.02)	$0.04
Weighted average number of shares outstanding-basic and diluted	19,679,400	19,679,400	19,679,400	19,679,400

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in USD)

	Nine months ended September 30,
	2011	2010

Net cash provided by operating activities	$2,275,642	$2,239,891
Cash flows from investing activities:
Purchase of long-lived assets	(4,425,497)	(5,607,809)
Proceeds from disposal of property	171	308,229
Net cash used in investing activities	(4,425,326)	(5,299,580)

Cash flows from financing activities:
Proceeds from borrowings	22,083,616	24,640,172
Transfer to restricted cash	(314,718)	-
Payments on borrowings	(17,444,806)	(21,904,375)
Net cash provided by financing activities	4,324,092	2,735,797

Effect of foreign currency fluctuation on cash and cash equivalents	93,153	40,775
Net increase (decrease) in cash and cash equivalents	2,267,561	(283,117)
Cash and cash equivalents at beginning of period	1,669,387	1,986,540
Cash and cash equivalents at end of period	$3,936,948	$1,703,423

Supplemental information
Cash paid for interest	$1,041,719	$543,799
Cash paid for income taxes	$71,077	$130,489